MENTOR INCOME FUND, INC.                KARPUS MANAGEMENT, INC.
             200 Berkeley Street           d/b/a KARPUS INVESTMENT MANAGEMENT
        Boston, Massachusetts  02116             14 A Tobey Village Park
                                                  Pittsford, N.Y.  14534


                                                          October 17, 2000

Dear Mentor Income Fund Shareholders:

         We are pleased to report that Mentor Income Fund, Inc. ("Mentor") and Karpus Investment Management ("Karpus") have reached an agreement regarding the proposed transaction between Mentor and U.S. Bank National Association ("U.S. Bank").

         Specifically, the Board of Directors of Mentor has authorized and agreed to take the following measures:

         1. Mentor will make a tender offer, open to all shareholders, to purchase twenty percent (20%) of the outstanding shares of Mentor, at one hundred percent (100%) of net asset value, less any expenses of the tender offer, during April 2001; and

         2. If the average discount between Mentor's market price and net asset value per share exceeds five percent (5%) during the twelve (12) calendar weeks preceding February 1, 2003, Mentor will make a tender offer, open to all shareholders, to purchase an additional ten percent (10%) of the outstanding shares of Mentor, at one hundred percent (100%) of net asset value, less any expenses of the tender offer, during April 2003 and upon the board determining at that time that the tender offer continues to be in the best interest of the Fund's shareholders.

         In light of this agreement by Mentor and after receiving assurances that U.S. Bank (if named investment advisor to Mentor) would support and recommend such action, Karpus is withdrawing its solicitation in opposition to Mentor's proposals to the shareholders. Therefore, Karpus is hereby notifying all shareholders who have appointed Karpus as its proxy that Karpus will not exercise the powers granted under such proxies. Accordingly, if such shareholders wish to vote on the proposals they must appoint another proxy or attend the meeting in person.

         In connection with the foregoing, Mentor has included a WHITE Proxy card with this letter and urges shareholders to take this opportunity to approve the proposals regarding the transaction between Mentor and U.S. Bank.

Sincerely,

/s/ W. Douglas Munn                         /s/ George W. Karpus

W. Douglas Munn                             George W. Karpus
President                                   President
Mentor Income Fund, Inc.                    Karpus Management, Inc.